UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 16, 2020

WABASH NATIONAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-10883	52-1375208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Sagamore Parkway South
Lafayette	Indiana	47905
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (765) 771-5310
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	WNC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Liquidity and Cost Containment Efforts Update; First Quarter 2020 Earnings Conference Call

On April 16, 2020, Wabash National Corporation (the “Company”) announced an update to the Company’s liquidity position, cost containment measures and announced its first quarter 2020 earnings conference call. A copy of the Company’s press release is filed herewith.

First Quarter 2020 Quarterly Report on Form 10-Q

The Company will be relying on the Securities and Exchange Commission’s Orders under Section 36 of the Securities and Exchange Act of 1934, as amended, dated March 4, 2020 and March 25, 2020 (Release Nos. 34-88318 and 34-88465), to delay the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (the “Quarterly Report”). The coronavirus (COVID-19) pandemic has caused disruptions in the Company’s day-to-day activities, including limiting the Company’s access to its facilities and certain technology systems and disrupted normal interactions with accounting personnel, legal advisors and others involved in the preparation of the Quarterly Report. The Company expects to file the Quarterly Report on or around May 14, 2020 (but in any event no later than June 25, 2020 which is 45 days from the Quarterly Report’s original filing deadline of May 11, 2020).

COVID-19 Risk Factor

Further, the Company is supplementing the Risk Factors previously disclosed in Item 1A of the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”). The following risk factor should be read in conjunction with the Risk Factors disclosed in the Annual Report.

The coronavirus (COVID-19) pandemic, or other outbreaks of disease or similar public health threats, could materially and adversely affect our business, financial condition and results of operations.

The recent outbreak of COVID-19, and any other outbreaks of contagious diseases or other adverse public health developments in the United States or worldwide, could have a material adverse effect on our business, financial condition and results of operations. In 2020, COVID-19 has significantly impacted economic activity and markets worldwide, and it could continue to negatively affect our business in a number of ways. These effects could include, but are not limited to:

▪Disruptions or restrictions on our employees’ ability to work effectively due to illness, travel bans, quarantines, shelter-in-place orders or other limitations.
▪Temporary closures of our facilities or the facilities of our customers or suppliers, which could affect our ability to timely meet our customer’s orders and negatively impact our supply chain.
▪In an effort to increase the wider availability of needed medical and other supplies and products, we may elect to, or governments may require us to, allocate manufacturing capacity (for example, pursuant to the U.S. Defense Production Act) in a way that adversely affects our regular operations in a manner that may result in adversely affecting our reputation and customer and supplier relationships.
▪Resulting cost increases from the effects of a pandemic such as COVID-19 may not be fully recoverable.
▪The failure of third parties on which we rely, including our suppliers, customers, contractors, commercial banks and external business partners, to meet their respective obligations to the Company, or significant disruptions in their ability to do so, which may be caused by their own financial or operational difficulties.
▪The COVID-19 pandemic has significantly increased economic and demand uncertainty and has led to disruption and volatility in the global credit and financial markets, which increases the cost of capital and adversely impacts access to capital for both the Company and our customers and suppliers.
▪Commodity costs have become more volatile due to the COVID-19 outbreak. We expect continued commodity cost volatility, and our commodity hedging program might not sufficiently offset this volatility.
▪Disruptions or uncertainties related to the COVID-19 outbreak for a sustained period of time could result in delays or modifications to our strategic plans and initiatives and hinder our ability to achieve our strategic goals.

The extent to which the COVID-19 pandemic, or other outbreaks of disease or similar public health threats, materially and adversely impacts our business, financial condition and results of operations is highly uncertain and will depend on future developments. Such developments may include the geographic spread and duration of the virus, the severity of the disease and the actions that may be taken by various governmental authorities and other third parties in response to the outbreak. In addition, how quickly, and to what extent, normal economic and operating conditions can resume cannot be predicted, and the resumption of normal business operations may be delayed or constrained by lingering effects of the COVID-19 pandemic on our suppliers, third-party service providers, and/or customers.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 16, 2020
104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WABASH NATIONAL CORPORATION

Date: April 16, 2020	By:	/s/ Michael N. Pettit
Michael N. Pettit
Senior Vice President and Chief Financial Officer